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                                                                      Exhibit 12
                            McDONALD'S CORPORATION
                      STATEMENT RE: COMPUTATION OF RATIOS
                              Dollars In Millions

                                                            Nine  months
                                                         ended September 30,                    Years ended December 31,
                                                          1999      1998           1998        1997      1996      1995      1994
                                                       -----------------------  ----------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes             $2,173.8  $1,791.3/(1)/  $2,307.4/(2)/ $2,407.3  $2,251.0  $2,169.1  $1,886.6
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                         19.9      11.3           23.7          28.3      39.6      19.6       6.6
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                      42.2      87.0           99.9          69.0      73.2      73.3      34.9
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                  131.4     125.4          161.3         145.9     130.9     103.8      83.4
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*                 327.0     350.9          461.9         424.8     392.2     388.8     346.0
                                                       -----------------------  ----------------------------------------------------
                                                       $2,694.3  $2,365.9       $3,054.2      $3,075.3  $2,886.9  $2,754.6  $2,357.5
                                                       =======================  ====================================================

FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                               $  131.4  $  125.4       $  161.3      $  145.9  $  130.9  $  103.8  $   83.4
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                                320.5     342.1          453.4         426.1     410.4     403.4     343.9
- Capitalized interest*                                    10.5      13.6           18.3          23.7      23.5      22.8      21.0
                                                       -----------------------  ----------------------------------------------------
                                                       $  462.4  $  481.1       $  633.0      $  595.7  $  564.8  $  530.0  $  448.3
                                                       =======================  ====================================================

RATIO OF EARNINGS TO FIXED CHARGES                         5.83      4.92/(3)/      4.82/(4)/     5.16      5.11      5.20      5.26
                                                       =======================  ====================================================
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*   Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes $160.0 million pre-tax special charge related to the home office productivity initiative recorded during second quarter of 1998.
(2) Includes $160.0 million pre-tax special charge and $161.6 million of Made for You costs for a pre-tax total of $321.6 million.
(3) Excluding the special charge, the ratio of earnings to fixed charges for the nine months ended September 30, 1998 was 5.25.
(4) Excluding the special charge and Made for You costs, the ratio of earnings to fixed charges for the year ended December 31, 1998 was 5.33.